UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 25, 2011

Conn’s, Inc.
(Exact name of registrant as specified in its charter)

Delaware	000-50421	06-1672840
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3295 College Street Beaumont, Texas	77701
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:  (409) 832-1696

Not applicable
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

⃞ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

⃞ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

⃞ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

⃞ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.01 Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing

On March 22, 2011, we notified The NASDAQ Stock Market (“NASDAQ”) that Theodore M. Wright resigned from our audit committee effective February 27, 2011, as a result of his loss of independence due to his election as our Interim Chief Executive Officer and President on that date.  Subsequently, on March 22, 2011, we received notice from NASDAQ stating that, as a result of Mr. Wright’s resignation from our audit committee, the Company was no longer in compliance with the independent audit committee requirements for continued listing on NASDAQ; specifically, NASDAQ Listing Rule 5605 requiring that the audit committee be comprised of at least three independent directors.  However, consistent with Listing Rule 5605(c)(4), NASDAQ provided the Company a cure period to regain compliance as follows:

  until the earlier of the Company's next annual shareholders' meeting or February 27, 2012; or
  if the next annual shareholders' meeting is held before August 26, 2011, then the Company must evidence compliance no later than August 26, 2011.

Effective March 23, 2011, our board of directors elected William T. Trawick, an existing independent member of our board of directors, to serve as a member of its audit committee in replacement of Mr. Wright.  On March 25, 2011, we notified NASDAQ of this election to our newly constituted audit committee membership, requesting that the election of Mr. Trawick cure our non-compliance with NASDAQ Listing Rule 5605.

On March 25, 2011, we received notice from NASDAQ that this did cure our non-compliance, and that we are again in compliance with the Listing Rule 5605 pertaining to audit committee membership.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CONN'S, INC.

Date:	March 25, 2011	By:	/s/ Michael J. Poppe
		Name:	Michael J. Poppe
		Title:	Executive Vice President and Chief Financial Officer